Exhibit 10.40

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (“Agreement”), dated as of December 9, 2003, is entered into by and among, McKESSON CORPORATION, a Delaware corporation (“McKesson”), ACCENTIA, INC., a Florida corporation (“Accentia”), and Accent Rx, Inc., a Florida corporation (“Accent Rx”), with reference to the following facts and circumstances:

A. Accentia, Inc. is a domestic corporation duly formed under the laws of the state of Florida, which currently owns 100% of the stock in Accent Rx, a Florida corporation (“Accent Rx”). The majority interest in Accentia is owned by Hopkins Capital Group, LLC (“HCG”) and MOAB Investments, LP (“MOAB”). The principals of HCG and MOAB are Francis E. O’Donnell, Jr., M.D. and Dennis L. Ryll, M.D.

B. On or about October 11, 2002, Accent Rx acquired the assets and liabilities of American Prescription Providers, Inc., a Delaware corporation (“APP”), which was formerly a customer of, and borrower from, McKesson, pursuant to a “Purchase Agreement” between Accent Rx and APP. In connection with the Purchase Agreement, Accent Rx, as “Debtor,” executed and delivered to McKesson that certain “Assumption of Debt and Security Agreement” dated as of October 29, 2002 (the “Accent Rx Assumption Agreement”) pursuant to which Accent Rx assumed all obligations owing by APP to McKesson. Among the liabilities of APP assumed by Accent Rx under the Accent Rx Assumption Agreement were all obligations owed by APP to McKesson pursuant to that certain Credit Agreement executed on or about November 30, 1998 by APP and McKesson (the “Credit Agreement”), and pursuant to each of the other “Loan Documents” (as defined in the Credit Agreement) executed pursuant thereto or concurrently therewith, including a “McKesson Health Systems Agreement to Serve American Prescription Providers, Inc. as Prime Vendor of Pharmaceuticals” dated as of November 30, 1998 (the “Supply Agreement” also sometimes referred to in certain of the Loan Documents as a “Wholesale Supply Agreement”). The Credit Agreement, Loan Documents and Supply Agreement were duly modified and amended from time to time from and after November 30, 1998, including by a “Third Amendment to Credit Agreement” dated as of May 2, 2000.

C. Among the “Loan Documents” executed in connection with the Credit Agreement (as amended from time to time) is a third party pledge agreement dated as of November 19, 1999, and executed by Regent Court Technologies (a limited liability company of which Francis E. O’Donnell, Jr., M.D. is the managing member) pledging a minimum of 1,000,000 shares of stock in Star Scientific, lnc. (or such greater number of shares as may be necessary to ensure that the value of the pledged shares is at all times at least equal to $2,250,000). The security interest in the collateral described in said third party pledge agreement was granted to McKesson for the purpose of securing all obligations of Regent Court Technologies (hereafter, “RCT”), Francis E. O’Donnell, Jr., M.D., and/or APP (or its successor, Accent Rx) to McKesson. The third party pledge agreement signed by RCT remains in full force and effect, excepting that references therein to APP (by any name or designation, whether “borrower” or “debtor”, etc.) currently refers to Accent Rx as the successor of APP.

D. The indebtedness of Accent Rx evidenced by the Credit Agreement and the other Loan Documents has matured and all obligations owing thereunder and under the Supply Agreement are now due and payable. The indebtedness and obligations assumed or incurred by Accent Rx under the Accent Rx Assumption Agreement is referred to herein as the “Assumed Accent Rx Indebtedness.”

E. As of November 30, 2003, the components of the Accent Rx Assumed Indebtedness evidenced by the Credit Agreement and other Loan Documents (excluding the Supply Agreement) equaled the following:

DEBT	PRINCIPAL	INTEREST	FEES & LATE CHARGES	TOTAL
1. Revolver	$2,202,182.36	$103,294.93	$30,005.05	$2,335,482.34
2. Term Loan	$3,900,000.00	$222,587.63	$385,217.29	$4,507,804.92
TOTAL:	$6,102,182.36	$325,882.56	$415,222.79	$6,843,287.26

Interest has accrued since November 30, 2003 on the principal amounts of the foregoing obligations at a per diem rate of $791.49, and will continue to do so until paid in full, assuming that the LIBOR rate stays at 1.1694%.

F. The trade debt owing to McKesson by Accent Rx pursuant to the Supply Agreement totaled $4,610,073 as of November 30, 2003 and is currently all due and payable.

G. In mid-2003, Accentia approached McKesson and requested that McKesson loan to Accentia the sum of $2,500,000 with which Accentia would purchase not less than 81% of the “outstanding shares in BioVest International, Inc. (“BioVest”). McKesson loaned to Accentia $2,500,000.00 (the “Bridge Loan”), which Bridge Loan is evidenced by a promissory note dated as of June 12, 2003 (the “Bridge Note”), in order to fund Accentia’s purchase of an 81% stake in BioVest. Concurrently with the execution of the Bridge Note, Accentia and certain of its affiliates executed in favor of McKesson certain security documents (together with the Bridge Note, the “Bridge Loan Documents”), including a “Third Party Pledge Agreement” executed by Hopkins Capital Group II, LLC (i.e., “HCG II”) as of June 12, 2003 and a “Stock Pledge Agreement” executed by Accentia as of June 12, 2003. The collateral described in the Bridge Loan Documents is defined as the “Bridge Loan Collateral.” The Bridge Loan matured by its own terms on August 10, 2003 and Accentia has failed to repay the amounts owing to McKesson under the Bridge Note and other Bridge Loan Documents.

H. As of November 30, 2003, the principal owing by Accentia to McKesson in connection with the Bridge Loan was $2,500,000 and accrued and unpaid interest aggregated $51,607.24 for a total of $2,551,607.24. Interest has continued to accrue since November 30, 2003 on the unpaid principal of the Bridge Loan at a rate per annum of 10% (based on a 360 day year for actual days elapsed).

I. Accentia and Accent Rx have asked that McKesson (i) forbear from exercising its creditors’ rights and remedies with regard to the Assumed Accent Rx Indebtedness and the Bridge Loan and the collateral therefor, (ii) consent to the sale of the assets of Accent Rx to a third party for net sales proceeds of at least $4,000,000, (iii) release its liens on the assets of Accent Rx notwithstanding that the Assumed Accent Rx Indebtedness will not be paid in full as of the closing of the sale of the Accent Rx assets, and (iv) modify the repayment terms of the Assumed Accent Rx Indebtedness and the Bridge Loan, in exchange for certain consideration, including the assumption by Accentia of all indebtedness owing by Accent Rx to McKesson, including, but not limited to the Assumed Accent Rx Indebtedness. Although its has and had no obligation to do so, McKesson is willing to make certain accommodations to Accentia as expressly set forth herein and in the other documents executed concurrently herewith or pursuant hereto, in each case subject to the satisfaction of various terms and conditions as set forth below.

NOW, THEREFORE, for fair and valuable consideration the receipt and adequacy of which are hereby acknowledged, McKesson, Accentia, and Accent Rx hereby agree as follows:

SECTION 1 Acknowledgement of Accentia and Accent Rx. Accentia and Accent Rx hereby acknowledge and agree and represent and warrant to McKesson that:

a. Incorporation of Recitals. Each of the Recitals set forth above is true and correct, and each is incorporated herein by this reference, excepting only that Accentia and Accent Rx retain the limited ability to disagree with the debt owing as described in Recitals “E” and “F” based solely on mathematical or manifest error, such as the failure of McKesson to apply a payment actually made by Accentia or Accent Rx and received by McKesson in good funds.

b. Additional Payment Obligations. In addition to the amounts set forth in the Recitals, each of Accentia and Accent Rx is obligated to pay all late fees and other charges now due or arising hereafter under the terms of the respective documents which evidence the indebtedness owed by them to McKesson, plus all legal fees and expenses incurred by McKesson as a result of Accentia or Accent Rx’s defaults described herein, including, without limitation, attorneys’ fees and costs attributable to in-house counsel.

c. No Defenses, Etc.

i. Accentia has no defenses, counter claims, or rights of off set, in law or in equity, to the full payment and performance of its obligations and indebtedness evidenced by the Bridge Loan Documents, each of which is enforceable in accordance with its express written terms and McKesson has performed all conditions and obligations on its part to be preformed with respect to the Bridge Loan Documents.

ii. Accent Rx has no defenses, counter claims, or rights of off set, in law or in equity, to the full payment and performance of its obligations and indebtedness evidenced by the Accent Rx Assumption Agreement, the Credit Agreement (as amended, including by the Third Amendment to Credit Agreement), the other Loan Documents, and/or the Supply Agreement, each of which is enforceable in accordance with its express written terms and

McKesson has performed all conditions and obligations on its part to be preformed with respect to such documents and agreements (collectively, the “Accent Rx Debt Documents”).

d. No Waiver. Accentia is in default of its obligations to McKesson under the Bridge Loan Documents and that Accent Rx is in default of its obligations to McKesson under the Accent Rx Debt Documents and nothing in this Agreement constitutes a waiver of any defaults or defined Events of Default under either the Bridge Loan Documents or the Accent Rx Debt Documents. Consequently (among other things), the interest rate applicable to the indebtedness owing to McKesson is the interest rate applicable after default, if any such default interest rate is specified in the applicable documents.

SECTION 2 Agreements by McKesson. Subject to the satisfaction of each of the conditions precedent set forth in Section 3 below, McKesson agrees to undertake the following:

a. Forbearance Regarding Bridge Loan. To forbear from exercising its creditors’ rights and remedies with regard to the Bridge Loan and the Bridge Loan Collateral based on the defaults in the Bridge Loan Documents until the date (the “Forbearance End Date”) upon which the first of the following occurs: (a) December 31, 2003, (b) the closing of the next round of equity financing by Accentia which is referred to as the “Series E round of financing,” and (c) the occurrence of an “Event of Default” as defined herein. On or before the Forbearance End Date, Accentia shall immediately repay in full the Bridge Loan, and all accrued and unpaid “ interest and fees thereon and any other amounts owing under any of the Bridge Loan Documents, time being of the essence of such obligation. Should McKesson fail to receive payment in full of all obligations owing under any of the Bridge Loan Documents on or before the Forbearance End Date, McKesson shall be free to exercise any and all of its creditors’ rights and remedies with regard to the Bridge Loan and the Bridge Loan Collateral, without further notice to Accentia or to any pledgor of Bridge Loan Collateral. McKesson’s execution of this Agreement is only intended as a temporary and limited forbearance of rights as expressly set forth herein. Accentia is not entitled to (nor is McKesson obligated to provide Accentia with) any further accommodations or additional forbearance periods. (Upon the payment in full of the indebtedness owing under the Bridge Loan Documents, the Bridge Loan Collateral shall secure all other unpaid indebtedness owing by Accentia Inc. to McKesson, whether now existing or hereafter arising, including, without limitation, any and all indebtedness assumed by Accentia, Inc. which was previously owed to McKesson by AccentRx.)

b. Limited Forbearance Regarding Accent Rx Indebtedness. To forbear from exercising its creditors’ rights and remedies with regard to the Accent Rx Assumed Indebtedness and the Accent Rx Debt Documents until December 15, 2003, provided that by such date McKesson shall have received from Accentia an “Accentia Assumption Agreement” in substantially the form of Exhibit A attached hereto and duly executed by Accentia, and provided further that all conditions precedent to the obligations of McKesson under the Accentia Assumption Agreement shall have been satisfied or waived in writing by McKesson. Upon the execution and delivery of the Accentia Assumption Agreement, and notwithstanding the assumption of the Accent Rx Indebtedness by Accentia, Accent Rx shall remain indebted for the Accent Rx Assumed Indebtedness and the collateral therefor shall remain subject to McKesson’s security interests. Pursuant to the Accentia Assumption Agreement, and upon satisfaction of the conditions set forth below, the payment obligations of Accentia (and Accent Rx) with regard to the Accent Rx Assumed Indebtedness shall be modified to provide for a new payment schedule and interest rate as set forth below:

i) On the earlier to occur of December 15, 2003, and the closing date of the sale of all assets of Accent Rx, McKesson shall have received a payment equal to the greater of (x) the entire proceeds received as of that date by Accentia from the sale of the assets of Accent Rx, and (y) $4,000,000, for application (so long as no Event of Default has occurred) first, to the payment of any unpaid costs and expenses incurred by McKesson through the date of such payment, second, to payment of any and all sums owing to McKesson (or any affiliate of McKesson) under the Supply Agreement (at which point, no further orders may be placed under the Supply Agreement), third to pay off the revolving credit facility (which no longer revolves), fourth to pay off the term loan and any other unpaid indebtedness at any time owed by Accent Rx to McKesson (or owed to any affiliate of McKesson), and last to any other unpaid indebtedness owed by Accentia to McKesson (or owed to any affiliate of McKesson). Should an Event of Default have occurred hereunder prior to the payment specified above hi this subparagraph 2(b)(i), the payment may be applied to any indebtedness of Accent Rx or Accentia owed to McKesson or to any affiliate of McKesson as McKesson in its discretion may determine. The payment described hi this sub-clause (i) shall be in addition to the sums paid to McKesson to pay off the Bridge Loan and the other amounts set forth in Section 2(a) above.

ii) By no later than February 28, 2004, all other indebtedness relating to the Accent Rx Debt Documents (all of which obligations shall have been assumed by Accentia) and any other indebtedness of Accentia of any kind owed to McKesson (or any affiliate of McKesson) shall have been paid down in full, with the exception of no more than $3,900,000 which amount shall constitute the remaining principal of the term debt obligations assumed by Accentia and, which remaining debt shall be referred to herein as the “Remaining Term Debt.”

iii) The Remaining Term Debt, plus accrued and unpaid interest on the principal portion thereof, together with fees and costs incurred by McKesson in connection with the Accent Rx Assumed Indebtedness, or the Accentia Assumption Agreement, or any other indebtedness of Accentia (or Accent Rx) to McKesson (or to any affiliate of McKesson), shall be paid in full on or before September 1, 2004 (unless and to the extent McKesson converts any portion thereof to equity, which McKesson may elect to do in its sole and absolute discretion on terms on less favourable than the proposed Series E financing that Accentia expects to obtain in 2003).

iv) All indebtedness incurred under the Supply Agreement on or after October 29,2003 shall have been, and shall continue to be for so long as such indebtedness continues to be incurred, paid on a current and timely basis either by Accentia or Accent Rx in accordance with the terms of the Supply Agreement, provided that as of the date that Accent Rx is sold no further orders shall be placed by Accent Rx (or Accentia) under the Supply Agreement and no orders shall be accepted by McKesson under the Supply Agreement.

v) The principal portion of the Assumed Accent Rx Indebtedness shall bear interest from and after the date hereof at a rate per annum of 10% (Based on a 360-day year for actual days elapsed) unless or until the occurrence of an Event of Default, in which case interest shall accrue on the principal portion of the Assumed Accent Rx Indebtedness at a rate per annum of 15% (based on a 360-day year for actual days elapsed).

c. Consent to Sale of Accent Rx. To (I) consent to the sale of all, or substantially all, of the assets of Accent Rx (the “Asset Sale”) to a third party, in an arm’s-length transaction, and (II) release its security interest in such purchased assets (and cause any applicable UCC financing statements to be terminated), provided that:

(i)	No Event of Default, as defined hereafter, has occurred prior to the closing of the Asset Sale;

(ii)	The purchase agreement evidencing the Asset Sale is in form and substance acceptable to McKesson, and the purchase price for the assets of Accent Rx is payable in cash and in an amount sufficient that the sales proceeds net of ordinary and customary costs of sale (the “Net Proceeds”) are not less than $4,000,000; and

(iii)	All of the Net Proceeds shall be paid to McKesson by wire transfer concurrently with the closing of the Asset Sale through an escrow arrangement that is satisfactory to McKesson.

In the event that the Asset Sale closes before December 15, 2003, all of the proceeds of the Asset Sale shall be credited to the payment of at least $4,000,000 that is due on or before December 15, 2003, as required in Section 2(b)(i) above, but McKesson shall be entitled to retain any net sales proceeds in excess of $4,000,000 for application to the indebtedness of Accentia to McKesson. If the Asset Sale does not close by December 15, 2003, the payment required in Section 2(b)(i) will nevertheless be made, and upon the subsequent closing of the Asset Sale, $4,000,000 of the net proceeds of the Asset Sale may, if and only if no Event of Default has occurred and is continuing, be retained by Accentia to reimburse itself for the $4,000,000 payment made on or before December 15, 2003, but any proceeds hi excess of $4,000,000 shall be paid to McKesson for application to the indebtedness of Accentia to McKesson.

(d) Release of Guaranty Signed by Dennis Ryll. To release Dennis L. Ryll, M.D. from any further liability under that certain “Principal Guaranty” dated as of November 30, 1998 and executed by Francis E. O’Donnell, Jr., M.D. and Dennis L. Ryll, M.D. in favor of McKesson effective on the date that is 91 days after December 31, 2003 provided that on or before December 31, 2003:

(i)	McKesson has received all net proceeds from the sale of the assets of Accent Rx;

(ii)	the Bridge Loan and all other sums payable to McKesson under the has been paid in full;

(iii)	all other payments to be made to McKesson on or before December 31, 2003 (including the reimbursement of fees, costs and expenses) that are referred to in this Forbearance Agreement or which are referred to in the Accentia Assumption Agreement in the form of Exhibit A attached hereto have been made;

(iv)	all conditions to the effectiveness of the Accentia Assumption Agreement have been satisfied; and

(v)	no default or “Event of Default” has occurred under this Agreement or the Assumption Agreement,

and provided further that at no time on or before the date that is 91 days after December 31, 2003, none of Accent Rx, Accentia, HCG, HCGII, MOAB, RCT, Biovest, Francis E. O’Donnell, Jr., or Dennis L. Ryll, M.D. has become a debtor in a case under title 11 of the United States Code (the “Bankruptcy Code”).

SECTION 3 Conditions Precedent to Obligations of McKesson. It shall be a condition precedent to each and every obligation of McKesson hereunder that each of the following conditions precedent shall be and remain satisfied:

(a) McKesson shall have received an original counterpart of this Agreement, duly executed by Accentia and Accent Rx;

(b) Each of Hopkins Capital Group, LLC (“HCG”), Hopkins Capital Group II, LLC (“HCG II”), MOAB Investments, LP (“MOAB”), Francis E. O’Donnell, Jr., M.D., Dennis L. Ryll, M.D., and Regent Court Technologies shall have duly executed a “Consent, Reaffirmation and Release Agreement” in substantially the form of Exhibit B attached hereto and delivered it to McKesson.

(c) McKesson shall have received an original counterpart of the Accentia Assumption of Debt and Security Agreement (the “Accentia Assumption Agreement”) in the form of Exhibit A attached hereto, duly executed by Accentia, and all conditions precedent to McKesson’s obligations thereunder shall have been satisfied, provided that in the event that the Assumption Agreement is not signed and all conditions thereto satisfied at the time all other conditions precedent to McKesson’s obligations hereunder have been satisfied, McKesson will treat the delivery of the duly executed Accentia Assumption Agreement as a condition subsequent which must be satisfied on or before December 3, 2003 or else McKesson will cease to have any further obligation under this Agreement.

(d) McKesson shall have been reimbursed in cash for all fees and costs incurred by McKesson in the negotiation and drafting of this Agreement, the Bridge Loan Documents, the Accentia Assumption Agreement, all documentation prepared in connection with any of them, and in the negotiation and drafting of all term sheets and proposal letters leading to the same, and shall likewise have been reimbursed for all fees and costs incurred in connection with the Assumed Rx Debt Documents, the Bridge Loan Documents, the Supply Agreement, and the collateral for any of them.

(e) [Intentionally omitted].

(f) McKesson shall have received evidence that all approvals or consents by the respective Boards of Directors of Accentia and Accent Rx have been obtained.

(g) No Events of Default shall have occurred under this Agreement.

SECTION 4 Representations And Warranties. Accentia and Accent Rx jointly and severally represent and warrant to McKesson as follows:

(a) Accentia and Accent Rx each are corporations duly organized, validly existing and in good standing under the laws of the state of Florida, and each of them has all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement.

(b) The execution, delivery and performance by Accentia and Accent Rx of this Agreement have been duly authorized by all necessary action of their respective Boards of Directors, and this Agreement constitutes the legal, valid and binding obligation of each of Accentia and Accent Rx, enforceable against them in accordance with its terms.

(c) The execution, delivery, and performance of this Agreement by Accentia and Accent Rx do not conflict with, result in a violation of, or constitute a default under: (i) any provision of either of their articles or certificate of incorporation or organization, or bylaws, or any agreement or other instrument binding upon them, or (ii) any law, governmental regulation, administrative or court decree, or order applicable to Accentia or Accent Rx, or to their assets.

(d) Accentia currently owns 100% of the stock in Accent Rx which is the successor to APP, formerly a customer of and borrower from McKesson.

(e) Accentia now owns 81% of the ownership interests (on a fully diluted basis) in BioVest, all of which was, is, and will be part of the Bridge Loan Collateral.

(f) Nothing in this Agreement (or the transactions contemplated hereby) gives rise to any claim by Accentia or Accent Rx against McKesson.

SECTION 5 Events of Default. Should any of the following events occur, each such event shall constitute an “Event of Default” hereunder:

(a) The failure to make any payment as and when due as set forth in this Agreement or in the Assumption Agreement; .

(b) The breach of any covenant or failure to satisfy any condition set forth in this Agreement or in the Assumption Agreement;

(c) The breach of any covenant or failure to satisfy any condition set forth in any of the documents executed pursuant to this Agreement or the Accentia Assumption Agreement;

(d) The failure of any representation or warranty made by Accentia under or in connection with this Agreement, the Accentia Assumption Agreement, or any other Document (as defined in the Accentia Assumption Agreement) to be and remain true in any material respect as and when made or deemed made;

(e) Any “Event of Default” shall occur under the Accentia Assumption Agreement, under any other Document (as defined in the Accentia Assumption Agreement), or under any of the Accent Rx Debt Documents or the Supply Agreement; or

(f) Any “Event of Default,” other than payment defaults currently in existence as of the date hereof, shall occur under any of the Bridge Loan Documents.

SECTION 6 Release of Claims Against McKesson.

(a) In consideration of the covenants and promises of McKesson hereunder, each of Accentia and Accent Rx (collectively, the “Releasing Parties”) hereby forever releases and discharges McKesson and its predecessors-in-interest, and their respective officers, directors, shareholders, employees, agents, attorneys, advisors, and successors-in-interest (the “Released Parties”) from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, expenses, costs, attorneys’ fees and damages of any nature or character, or any kind, at law or in equity, past, present, or future, known or unknown, suspected or unsuspected, now owned or hereafter acquired, arising out of or relating in any way to APP, Accent Rx, Accentia, the Assumed Accent Rx Indebtedness, any of the Assumed Accent Rx Debt Documents, the Supply Agreement, and/or the Bridge Loan Documents, or any other matter whatsoever, save and except only McKesson’s obligations to be performed after the date hereof under this Agreement or the Accentia Assumption Agreement.

(b) It is the intention of Accentia and Accent Rx that the foregoing release shall be effective as a bar to all actions, fees, damages, losses, claims, liabilities, demands or debts whatsoever, of any kind or nature, known or unknown, suspected or unsuspected. Accentia and Accent Rx each expressly waive any and all rights and benefits conferred upon them by virtue of California Code of Civil Procedure section 1542 (or any similar law) which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c) Accentia and Accent Rx each expressly acknowledges that McKesson has separately bargained for the foregoing waiver of the provisions of California Code of Civil Procedure section 1542 and they have been advised of the full legal consequences of this release and waiver.

SECTION 7 Costs and Expenses; Indemnification.

(a) Accentia and Accent Rx agree to pay on demand (i) the out-of-pocket costs and expenses of McKesson and the fees and disbursements of counsel to McKesson (including allocated costs and expenses of internal legal services), in connection with the negotiation, preparation, execution and delivery of this Agreement, and any other agreements executed in connection herewith or pursuant hereto; and (ii) all costs and expenses of McKesson and fees and disbursements of counsel (including allocated costs and expenses for internal legal services), in connection with any amendments, modifications or waivers of the terms of this Agreement, any default, the enforcement or attempted enforcement of, and preservation of any rights or interests under this Agreement, including any fees incurred n connection with any bankruptcy proceeding of Accentia, Accent Rx, HCG, MOAB, Regent Court Technologies, Biovest, Francis E. O’Donnell, Dennis Ryll, or any affiliate of any of them.

(b) Whether or not the transactions contemplated hereby shall be consummated, each of Accentia and Accent Rx hereby agrees to indemnify McKesson and its predecessors-in-interest, and their respective officers, directors, shareholders, employees, agents, attorneys, advisors, and successors-in-interest (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the fees and disbursements of counsel to an Indemnified Person (including allocated costs and expenses for internal legal services), which may be imposed on, incurred by, or asserted against any Indemnified Person, in any way relating to or arising out of this Agreement, the Accentia Assumption Agreement, the Bridge Loan Documents, the Assumed Accent Rx Indebtedness or any collateral with respect to any of the foregoing, including with respect to any investigation, litigation or other proceeding relating to any of the foregoing irrespective of whether the Indemnified Person shall be designated a party thereto (the “Indemnified Liabilities”); provided that neither Accentia nor Accent Rx shall be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, each of Accentia and Accent Rx agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(c) Any amounts payable to McKesson under this Section 7 or otherwise under this Agreement if not paid upon demand, shall bear interest from the date of such demand until paid in full, at the rate of 10% per annum (based on a 360 day year for actual days elapsed).

SECTION 8 Miscellaneous.

(a) Limitation of Liability. Under no circumstances shall McKesson or any of its predecessors-in-interest, and their respective officers, directors, shareholders, employees, agents, attorneys, advisors, and successors-in-interest be liable for (and neither Accentia nor Accent Rx nor any affiliate of either of them shall assert any claims against any of them for) punitive, exemplary, consequential or indirect damages which may be alleged to result in connection with this Agreement or any of the Indemnified Liabilities.

(b) Confidentiality. Except as required by applicable law, neither this Agreement nor its contents may be disclosed without McKesson’s prior written consent by Accentia, Accent Rx, or any of their affiliates, publicly or privately except to those individuals who are officers, employees or advisors of Accentia, Accent Rx, or Hopkins Capital Group II, LLC who have a need to know as a result of being involved in the negotiation and discussion of the matters set forth herein and then only on the condition that such matters may not be further disclosed. No one shall, except as required by law, use the name of, or refer to, McKesson, or any of its affiliates in any correspondence, discussions, advertisement or disclosure made in connection with the matters set forth herein without the prior written consent of McKesson.

(c) Notices. All notices or other communications hereunder shall be in writing (including by facsimile transmission or by email) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses, facsimile numbers or email addresses set forth below their names on the signature pages hereof, or at or to such other address, facsimile number or email address as shall be designated by any party in a written notice to the other parties hereto. All such notices and other communications shall be deemed to be delivered when a record (within the meaning of the California Uniform Commercial Code) has been: (i) delivered by hand, (ii) sent by mail upon the earlier of the date of receipt or five business days after deposit in the mail, first class (or air mail as to communications sent to or from the United States), (iii) sent by facsimile transmission, or (iv) sent by email.

(d) No Waiver; Cumulative Remedies. No failure on the part of McKesson to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to McKesson.

(e) Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, Accentia, Accent Rx, McKesson and their respective successors and assigns. Neither Accentia nor Accent Rx may assign, transfer, hypothecate or otherwise convey their respective rights, benefits, obligations or duties hereunder without the prior express written consent of McKesson. Any such purported assignment, transfer, hypothecation or other conveyance by Accentia or Accent Rx without the prior express written consent of McKesson shall be void.

(f) Governing Law; Venue;. This Agreement shall be governed by, and construed in accordance with, the law of the State of California, except as required by mandatory provisions of law. Accentia and Accent Rx agree that venue for all purposes arising out of this Agreement shall be proper only in the County of San Francisco, State of California, and each of them consent to such venue.

(g) Waiver of Trial by Jury.

THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL ON ANY CLAIM OR CLAUSE OR ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WAIVER OF A JURY TRAIL AND WRITTEN CONSENT TO A TRIAL BY THE COURT:

(h) Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall not be amended except by the written agreement of the parties.

(i) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

(j) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

(k) Survival. All covenants, agreements, representations and warranties made herein (including, but not limited to, the obligations set forth in Section 10 hereof) shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect so long as McKesson has any obligation to perform any other act hereunder or any obligation owing by either of Accentia or Accent Rx shall remain unsatisfied.

(1) Benefits of the Agreement. This Agreement is entered into for the sole benefit of the parties hereto and their successors and assigns and the Indemnified Persons and the Released Parties referred to herein, and no other person or entity shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Forbearance Agreement as of the date set forth below:

ACCENTIA, INC.

By	/s/ Frank O’Donnell
Title: Chairman & CEO

Accentia, Inc. 5310 Cypress Center Drive, Suite 101 Tampa, FL 33609 Attn: Francis E. O’Donnell, Jr., M.D. Fax: 813-287-6642 email: FEOMDJR@aol.com

ACCENT RX, INC.

By	/s/ Frank O’Donnell
Title: Chairman

Accentia, Inc. 5310 Cypress Center Drive, Suite 101 Tampa, FL 33609 Attn: Francis E. O’Donnell, Jr., M.D. Fax: 813-287-6642 email: FEOMDJR@aol.com

McKESSON CORPORATION

By:	/s/ Alan Pearce
Alan Pearce
Title:	SVP Financial Services

McKesson Corporation One Post Street San Francisco, CA 94104 Attn: AlanPearce Fax; (415) 983-9272 email: alan.pearce@mckesson.com